Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

===============================================================================
1. Name and Address of Reporting Person*

     Carfora                                   Alfred
-------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o MIM Corporation, 100 Clearbrook Road

-------------------------------------------------------------------------------
                                    (Street)
Elmsford                             New York                10523
-------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


===============================================================================
2. Issuer Name and Ticker or Trading Symbol


MIM Corporation (MIMS)
===============================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


===============================================================================
4. Statement for Month/Day/Year

December 20, 2002
===============================================================================
5. If Amendment, Date of Original (Month/Day/Year)


===============================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ]   Director                             [ ]   10% Owner
   [x]   Officer (give title below)           [ ]   Other (specify below)

President and Chief Operating Officer

===============================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person


===============================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                         4.                                       6.
                                                         Securities                  5.           Owner-
                                                         Acquired (A) or             Amount of     ship
                                             3.          Disposed of (D)            Securities     Form:     7.
                               2A            Transaction (Instr. 3, 4 and 5)        Beneficially   Direct    Nature of
                   2.          Deemed           Code     ------------------------ Owned at End    (D) or     Indirect
1.                 Transaction Execution      (Instr. 8)           (A)                of Month     Indirect  Beneficial
Title of Security  Date        Date, if any ----------    Amount    or   Price          (Instr. 3  (I)       Ownership
(Instr. 3)         (mm/dd/yy)  (mm/dd/yy)    Code   V               (D)                 and 4)    (Instr.4)  (Instr. 4)
----------------------------------------------------------------------------------------------------------------------
Common Stock,
Par Value $.0001    12/20/02                 P           30,000      A   $5.8556      30,000        D
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

======================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                  Page 1 of 2


FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================


                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
           2.                                                                                              Deriv-    of
           Conver-                             5.                              7.                          ative     Deriv-  11.
           sion                                 Number of                       Title and Amount            Secur-    ative   Nature
           of                3A                 Derivative    6.                of Underlying     8.       ities     Secur-  of
           Exer-             Deemed    4.       Securities    Date              Securities        Price    Bene-     ity:    In-
           cise     3.       Execu-    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
           Price    Trans-   tion      action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.         of       action   Date, if  Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of   Deriv-   Date     any       (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct  Owner-
Derivative ative    (Month/  month/    8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)     ship
Security   Secur-   Day/     day/       -----   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3) ity      Year)    year      Code  V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)      4)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

==================================================================================================================================

/s/ Alfred Carfora                                            December 23, 2002
------------------------------------                         -------------------
 **Signature of Reporting Person                                  Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


                                  Page 2 of 2